BodyTel Scientific Inc. Launches New Corporate Web Site

HENDERSON, NV – March 13, 2007 – BodyTel Scientific, Inc. (OTCBB: BDYT) a company focused on the development of innovative wireless healthcare products, is pleased to announce the launch of their new corporate website.  After several months of design, development and content review, BodyTel Scientific is proud to direct; investors, clinicians, patients, customers and the general public to www.BodyTel.com.

“The new website demonstrates Bodytel Scientific’s commitment to technology innovation and is a great resource for anyone wanting information about the company and the GlucoTelTM System. As an integral part of our marketing and communications programs, we will continue to update the site with new data, product information and corporate news," stated Benny Lee, President and CEO of BodyTel Scientific.

The BodyTel website has comprehensive company, investor and product information. It includes a video demonstration of the GlucoTel System, which is a small, easy to read meter that wirelessly monitors patients with diabetes using Bluetooth™ and cellular phone technology.  The site also provides investors and interested parties with detailed information regarding the management of the company and up to date financial information.

About BodyTel Scientific, Inc.

BodyTel Scientific Inc. is a company focused on the development of innovative wireless healthcare products. BodyTel offers a complete system of wireless meters covering all relevant data from blood glucose, blood pressure, weight and diet to assist healthcare providers in monitoring the health of their patients suffering from diabetes. Please visit, www.bodytel.com, for more company information.

Forward-Looking Statements

Statements regarding the Company's business which are not historical facts are ``forward-looking statements'' that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Forward-looking statements in this press release include that the GlucoTel System  is a small, easy to read meter that wirelessly monitors patients with diabetes using Bluetooth™ and cellular phone technology. Actual results may differ materially from those currently anticipated due to a number of factors as we may find that our products must compete with cheaper or better products; we may not be able to retain key employees; a bigger market may not develop for our products and we may not be able to continue to attract new customers; we may face litigation if our technology fails to work when required; our intellectual property may be attacked and defeated in court proceedings; our patent and FDA/CE filings may be rejected by the patent offices and regulators; other companies may discover and develop better or cheaper technologies that would render our products obsolete and we may not have sufficient funding to further develop and/or market our technology.  Readers are directed to the BodyTel Scientific, Inc.’s reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its 8-K filed December 14, 2006 under our prior name Sellcell.net which outlined the company’s current business for further information and factors that may affect BodyTel Scientific Inc.’s business and results of operations as well as the Company’s form 10-KSB filed on December 15, 2006 and the Company’s form 10-QSB filed on January 16, 2007. BodyTel Scientific Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Investors Relations

ZA Consulting Inc.

David Zazoff

212-505-5976